Exhibit 10.1

ASSET PURCHASE AGREEMENT

by and among

GREENHUNTER WATER, LLC

AND

DILLEY HUNTER, LLC

as Sellers

and

SABLE ENVIRONMENTAL SWD 7, LLC

as Purchaser

MARCH 11, 2014

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”) is made and entered into as of the 29TH day of January, 2014 (the “Effective Date” or “Closing Date”) by and among Dilley Hunter, LLC, a Texas limited liability company and GreenHunter Water, LLC, LLC, a Texas limited liability company (herein collectively called “Sellers”), and Sable Environmental SWD 7, LLC, a Texas limited liability company or assigns (“Purchaser”). Seller and Purchaser are sometimes herein referred to collectively as the “Parties” and singly as a “Party.” Capitalized terms shall have the meaning set forth in Article 1 unless otherwise defined herein.

RECITALS

A.	Sellers own a salt water disposal permit and a salt water disposal well and operate a salt water disposal well business headquartered in Dallas County, Texas that provides salt water disposal services to the oil and gas industry in Frio County, Texas (the “Business”) through the following property:

a.	Dilley SWD – Frio County, Texas

B.	Purchaser desires to purchase certain assets and assume certain liabilities of the Sellers used in the Business, and Sellers desire to sell such assets and assign such liabilities to Purchaser, all upon the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained in this Agreement, the parties hereby agree as follows:

1.	PURCHASE AND SALE OF ASSETS.

1.1	Purchase and Sale.

(a) At Closing Purchaser shall purchase from each Seller, and each Seller shall sell to Purchaser, all of each such Seller’s right, title and interest in and to the assets the following assets used in the Business (collectively the “Purchased Assets”):

(i) Each Seller’s customer business, customer lists and transportation contracts, contracts and agreements, copies of books and records related to the Business of Seller;

(ii) Computerized data and software applications used by each Seller in the Business, in each case to the extent assignable by each Seller;

(iii) Trademarks, copyrights and other intellectual property and know-how specific to Seller, in each case to the extent assignable by Seller;

(iv) Texas Railroad Commission of Texas Salt Water Disposal Permits No.                     , copy attached as Exhibit 1.1(a)(iv);

(v) The real property owned by Sellers related to the Dilley SWD Permit; and

(vi) The following salt water disposal well and equipment owned by Sellers: Kenedy SWD1 as Exhibit 1.1(a)(vi).

(b) Notwithstanding anything in this Agreement to the contrary, the Purchased Assets shall not include the following (the “Excluded Assets”):

(i) Any item not specifically identified in Schedule 1.1(a);

(ii) All cash and cash equivalents, including cash on hand or in bank accounts, certificates of deposit, commercial paper and securities, bonds, deposits and rights to refunds;

(iii) All of each Seller’s accounts receivables, notes receivable, negotiable instruments, chattel paper, driver receivables and prepaid expenses unless a purchase agreement covering those items is mutually agreed to and entered into between Seller and Purchaser and attached hereto as a schedule to this Agreement;

(iv) All of each Seller’s supplies, furniture, fixtures, computer, telephonic and electronic equipment and inventories;

(v) All of each Seller’s prepaid amounts, insurance policies (including any premium refunds), insurance proceeds, deposits, advances, tax refunds, rights to payments under letters of credit and/or other prepaid expenses;

(vi) Any and all liabilities and obligations of Seller except those specifically accepted and assumed by Purchaser under Section 1.2 below;

(vii) Any customer contracts not specifically accepted and assumed by Purchaser in Section 1.2 below or those contracts not assignable by Seller to Purchaser;

(viii) all rights, demands, claims, causes of action, rights of recovery, credits, allowances, rebates, recoupment or rights of setoff or subrogation or defenses of each Seller against any person and general intangibles;

(ix) Copies of books, records and other documents that: (1) relate to employees who are not hired by Purchaser; (2) cannot be transferred under laws relating to privacy or health; (3) Seller is not permitted to transfer pursuant to confidentiality agreements with others; or (4) relate to assets, liabilities or obligations retained by Seller;

(x) Any membership interests, partnership interests, capital stock, or other form ownership interest in any direct or indirect subsidiary of Parent or any right to acquire such ownership interests;

(xi) Each Sellers’ certificates of formation, bylaws, minute books, income tax returns, books and records;

(xii) All of each Sellers’ additional property, assets, capital stock, rights, claims, causes of action, contracts, records, goodwill and other intangibles relating to the Business other than the Purchased Assets; and

(xiii) Each Sellers’ rights under this Agreement and the other agreements, certificates and instruments to be executed in connection with, or pursuant to, this Agreement.

1.2 Assumption of Liabilities. Simultaneously with the execution of this Agreement, the Purchaser shall assume and be solely responsible for those liabilities and obligations to be performed after 11:59 p.m. Central Time on the Closing Date under the contracts, leases, agreements and/or permits assigned to Purchaser and specifically listed on Schedule 1.2, but specifically excluding any liabilities or obligations that are a result of or caused by a breach or default of Seller or any of its affiliates prior to 11:59 p.m. Central Time on the Closing Date (collectively, the “Assumed Liabilities”).

1.3 Excluded Liabilities. Except for the Assumed Liabilities, Purchaser does not assume and shall not be responsible for any liabilities or obligations of any Seller, of any kind or nature, whether or not relating to the Business or the Purchased Assets, whether known or unknown, absolute, accrued, contingent or otherwise, or whether due or to become due, arising out of events or transactions or facts occurring on, prior to, or after the Closing Date (collectively the “Excluded Liabilities”), including, but not limited to, the following Excluded Liabilities:

(a) all liabilities and obligations of any kind existing as of the Closing Date owed or owing by each Seller to any shareholder of Seller and/or any affiliate of Seller or between the Sellers;

(b) all liabilities and obligations relating to current or former employees, agents, consultants or other independent contractors of each Seller, whether or not such persons are employed by the Purchaser after the Closing Date, relating to services performed, benefit accruals or claims accrued or incurred prior to the Closing Date or with respect to employee benefit plans, programs or arrangements at any time on or after the Closing Date, including but not limited to, any “employee benefit plan,” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, (“ERISA”) and all retirement, stock, stock option, welfare benefit, savings, deferred compensation, incentive compensation, paid time off, severance pay, salary continuation, disability, fringe benefit, compensation, accrued payroll, accrued vacation pay, sick leave, severance, worker’s compensation, unemployment compensation, employee welfare or retirement benefits (including any liability or obligation of the Seller under any welfare plan or policy for continuing health coverage), and other employee benefit arrangements, plans, policies, or practices maintained, contributed to, or required to be contributed by the Seller or any ERISA Affiliate (defined as any person, entity, any trade or business (whether or not incorporated) that is treated as a single employer with the Seller under Section 414 of the Code) or with respect to which the Seller or any ERISA Affiliate may have any liability (collectively the “Benefit Plans”) or obligations under any employment agreement or arrangement, liabilities under the Worker Adjustment and Retraining Notification (“WARN”) Act and obligations or agreements to rehire or give preferential treatment to laid-off or terminated employees;

(c) all liabilities and obligations, whether absolute, accrued, contingent or otherwise, for federal, state, county, local, foreign or other employee payroll or other taxes or assessments (including interest and penalties) of any kind whatsoever relating to the Business for periods up to and including the Closing Date including specifically any royalty or royalty burden and any income taxes resulting from the transactions contemplated by this Agreement;

(d) any and all damages, losses, liabilities, actions, claims, costs and expenses (including, without limitation, closure costs, fines, penalties, expenses of investigation and remediation and ongoing monitoring and reasonable attorneys’ fees) directly or indirectly based upon, arising out of, resulting from or relating to (i) any violation of any Environmental Law by the Seller or any person or entity acting on behalf of the Seller or the person from or through which the Seller acquired title on or prior to the Closing Date (including, without limitation, any failure to obtain or comply with any permit, license or other operating authorization under provisions of any Environmental Law), (ii) any and all liabilities under any Environmental Law arising out of or otherwise in respect of any act, omission, event, condition or circumstance occurring or existing in connection with the Business or the Purchased Assets on or prior to the Closing Date (including, without limitation, liabilities relating to (X) removal, remediation, containment, cleanup or abatement of the presence of any Regulated Substance, whether on-site or off-site and (Y) any claim by any third party, including without limitation, tort suits for personal or bodily injury, property damage or injunctive relief; and

(e) all liabilities and obligations arising out of any lawsuit, action, proceeding, inquiry, claim, order or investigation by or before any governmental authority related to the Business arising out of events, transactions, facts, acts or omissions which occurred prior to or on the Closing Date, including, without limitation, personal injury or property damage, product liability or strict liability.

1.4 Purchase Price. The aggregate purchase price to be paid by Purchaser to Seller for the Purchased Assets (less any amount withheld pursuant to the Affidavit of Debts and Liens to be executed by Seller and to be paid directly to the listed vendors) (“Purchase Price”) shall be Four Million Six Hundred Twenty Five Thousand Dollars ($4,625,000).

Purchaser shall make a Five Hundred Thousand Dollar ($500,000) deposit to the Seller on or before March 25, 2014. Such deposit shall be applied by the Seller to the Purchase Price at Closing. The balance of the Purchase Price shall be paid in cash by Purchaser to Seller on the Closing Date.

Both the deposit and the final cash closing payment shall be paid by Purchaser to Sellers by wire transfer or delivery of a cashier’s check at closing representing immediately available funds in the amount of the Purchase Price. If funds are to be wired, to the following bank account of Seller;

Wire To:	Amegy Bank
PO Box 27459
Houston, TX 77227

Account Name:	GreenHunter Water LLC

ABA/Routing #:	113011258

Account #:	53746356

1.5 Closing. Closing shall be on or before April 30, 2014 in Sellers Dallas, Texas offices. Closing Date shall be at a time mutually agreeable to the parties.

1.6 Allocation of Purchase Price. The Purchase Price shall be allocated among the Purchased Assets as set forth on Schedule 1.7 which is attached hereto and incorporated by this reference herein. Seller and Purchaser each agree to comply with the requirements of Section 1060 of the Internal Revenue Code and to report the federal, state and local income and other tax consequences of the transactions contemplated herein in a manner consistent with the purchase price allocation set forth on Schedule 1.7.

1.7 Transfer Taxes. In the event that any sales, use, transfer, license, title or other similar taxes or charges are assessed on or after the Closing Date as a result of the transactions described in this Agreement, upon transfer and/or reissue of vehicle titles or at any time thereafter on the transfer of any of the Purchased Assets, then in each instance such taxes or charges incurred as a result of the transactions contemplated hereby, such as filing, recordation, and transfer taxes and other governmental charges normally levied by the State of Texas in connection with the sale of the Purchased Assets to Purchaser or the transfer of titles thereto, will be paid by Purchaser.

1.8 Ad Valorem Taxes. All ad valorem taxes owed for 2013 and prior years shall be paid by Sellers. All ad valorem taxes with respect to the Purchased Assets for the calendar year 2014 shall be prorated between Seller and Purchaser as of the Closing Date. If the amount of such taxes with respect to any of the Purchased Assets for 2013 occurs has not been determined as of the Closing Date, then the ad valorem taxes with respect to such Purchased Assets for the preceding calendar year shall be used to calculate such prorations, with known changes in valuation applied. Seller shall be responsible for paying the prorated ad valorem taxes allocable to the number of days in 2014 through the Closing Date, and Purchaser shall be responsible for paying the remainder of the prorated Ad Valorem Taxes for such calendar year.

1.9 “As Is, Where Is” Transaction.

(a) Purchaser hereby acknowledges and agrees that, except as otherwise expressly provided in this Agreement, Sellers make no representations or warranties whatsoever, express or implied, with respect to any matter relating to the Purchased Assets or the Business, including, without limitation: (i) income to be derived or expenses to be incurred in connection with the Purchased Assets or the Business, (ii) the physical condition, description or location of any of the Purchased Assets, (iii) the value of the Purchased Assets (or any portion thereof), (iv) the transferability of the Purchased Assets, (v) the terms, amount, validity or enforceability of any Assumed Liabilities, (vi) the truth accuracy or completeness of any materials, financial information or operating data or other information delivered or made available to Purchaser in connection with the transactions contemplated hereby (including, without limitation, due diligence materials provided to Purchaser), and (vii) THE MERCHANTABILITY OR FITNESS OF THE PURCHASED ASSETS AS A WHOLE OR ANY ITEM OR PORTION OF THE PURCHASED ASSETS FOR ANY PARTICULAR PURPOSE, OR ANY OTHER MATTER OR THING RELATING TO THE PURCHASED ASSETS OR ANY PORTION THEREOF. WITHOUT IN ANY WAY LIMITING THE FOREGOING, SELLER HEREBY DISCLAIMS ANY WARRANTY, EXPRESS OR IMPLIED, OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE AS TO ANY PORTION OF THE PURCHASED ASSETS.

(b) Purchaser further acknowledges that Purchaser has conducted an independent inspection and investigation of the physical condition of the Purchased Assets and all such other matters relating to or affecting the Purchased Assets as Purchaser deemed necessary or appropriate and that in proceeding with its acquisition of the Purchased Assets, except for any representations and warranties expressly set forth in this Agreement, Purchaser is doing so based solely upon such independent inspections and investigations and is not relying on any representations, warranties or agreements of Seller except those expressly set forth in this Agreement. ACCORDINGLY, EXCEPT WITH RESPECT TO ANY REPRESENTATIONS AND WARRANTIES OF SELLER EXPRESSLY SET FORTH IN THIS AGREEMENT, PURCHASER WILL ACCEPT THE PURCHASED ASSETS ON THE CLOSING DATE “AS IS,” “WHERE IS,” AND “WITH ALL FAULTS.” Purchaser hereby irrevocably waives and releases all claims against Seller and its representatives and affiliates with respect to the Purchased Assets, other than with respect to Seller’s obligations hereunder regarding the Post-Closing Credit, the indemnification provisions and/or claims for breach of the representations, warranties and covenants specifically set forth in this Agreement.

(c) Notwithstanding the foregoing and subject to any manufacturer restrictions, Seller shall use commercially reasonable efforts to assign to Purchaser any and all equipment manufacturers’ warranties applicable to the Purchased Assets if such equipment manufacturers’ warranties exist and are transferable.

1.10 Operations Pending Closing. From 12:01 a.m. Dallas, Texas time on March 17th, 2014, Purchaser shall assume managerial responsibility of the Business for and on behalf of Sellers except that Purchaser, as interim management, shall be obligated to pay all expenses incurred from the date such management begins through Closing and shall, likewise, be entitled to receive all revenues earned during that same period. The profit and/or loss incurred by the Purchaser in its capacity as management prior to Closing shall not operate to increase or decrease the Purchase price. During such operations, the Sellers shall maintain in full force and effect all of its property and casualty insurance naming the Purchaser as an additional insured. Sellers shall not otherwise compensate Purchaser for its services as management pending Closing. Should Purchaser fail to timely Close, Purchaser shall thereupon surrender all management responsibilities back to Sellers and, after payment of all expenses incurred during its term as management, thereafter have no further liability or responsibility with respect to the Business of Sellers and this Agreement shall terminate. Attached hereto is the form of operating agreement to be executed between the Parties effective as of the execution date of this Agreement.

2.	CLOSING.

2.1 Seller’s Deliveries. Simultaneously with the Closing of this Agreement on the Closing Date, Seller has executed and delivered to Purchaser:

(a) Bills of sale and any other instruments of assignment and assumption conveying title to the Purchased Assets to Purchaser and pursuant to which Purchaser assumes, and agrees to duly pay and perform, the Assumed Liabilities;

(b) Special Warranty Deeds to the Dilley SWD Property, as required to effectuate this Agreement.

(c) Ad valorem taxes for 2014 shall be pro-rated and any escrow fees shared equally.

(d) Executed Texas RRC Permit Transfer document prepared by Purchaser; and

(e) Original Texas RRC Permit No. 13598;and,

(f) Affidavit of Debts and Liens for the Dilley SWD Property; and,

(g) Release of any right of first refusal held by Four Fountains, LLC and/or Jason Roberts and George Atallah.

(h) Closing Statement.

2.2 Purchaser’s Deliveries. Simultaneously with the Closing of this Agreement on the Closing Date, Purchaser has executed and delivered to Purchaser:

(a) The Purchase Price; and

(b) Payment in full, including all principal and accrued interest through the Closing Date for that certain Promissory Note dated 1/29/2014, in the principal amount of $2,875,000 between GreenHunter Water, LLC and Sable Environmental SWD 5, LLC

3. REPRESENTATIONS AND WARRANTIES OF SELLER. Each Seller hereby represents and warrants to Purchaser as follows:

3.1 Organization and Good Standing. Sellers are each a limited liability company validly existing and in good standing under the laws of the State of Texas.

3.2 Limited Liability Company Power. Sellers each has the limited liability company power, authority and legal right to execute, deliver and perform this Agreement.

3.3 Authorization, Binding Effect. The execution, delivery and performance of this Agreement and the other agreements, documents and instruments required to be delivered by each Seller in accordance with the provisions of this Agreement (collectively the “Seller Documents”) and the underlying transactions contemplated by this Agreement and the Seller Documents have been duly authorized by each Seller. This Agreement and the Seller Documents have been duly executed and delivered by each Seller. This Agreement is and the Seller Documents are the legal, valid and binding obligations of Seller enforceable in accordance with their terms subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity). As of the Closing Date, no right of refusal or similar obligation of the Sellers would prevent the sale contemplated by this transaction.

3.4 No Conflicts; Consents and Approvals. The execution and delivery of this Agreement and the Seller Documents, the consummation of the transactions herein and therein contemplated, and the performance of, fulfillment of and compliance with the terms and conditions hereof and thereof by Seller do not and will not conflict with or result in a breach of the certificate of formation or the company agreement of Seller. No authorization, approval, consent of, and no registration or filing with, any governmental or regulatory official body or authority is required in connection with Seller’s execution, delivery or performance of this Agreement or the Seller Documents other than with respect to the registration of Rolling Stock, if any, and transfers of Purchased Assets the title to which is evidenced by certificates of title or registration, if any.

3.5 Title to Property. On the Closing Purchaser will acquire all of Seller’s right, title and interest in and to all of the Purchased Assets, free and clear of any lien, claim or encumbrance other than Permitted Liens including but not limited to any royalty or royalty burden. Sellers shall execute an Affidavit of Debts and Liens known to be owed by Sellers and with respect to the drilling and construction of the SWD well located on the property being acquired pursuant to this Agreement. Such identified debts shall be paid at Closing. Sellers shall indemnify and hold Purchaser harmless with respect to all such claims.

3.6 Brokers and Finders. Seller has not engaged any person or entity to act or render services as a broker, finder or similar capacity that would be entitled to receive a fee and/or commission from Seller in connection with the transactions contemplated herein. No person or entity has, as a result of any agreement or action by Seller, any right or valid claim against Purchaser or any of Purchaser’s affiliates for any commission, fee or other compensation as a broker or finder, or in any similar capacity in connection with the transactions contemplated herein.

3.7 Material Adverse Effect. To each Seller’s knowledge, without investigation and subject to the impact of the transactions contemplated by this Agreement and any other asset sale transactions each Seller has and/or intends to enter into, each Seller is not aware of any past, present or impending action or event, or threatened action or event, that would cause a material adverse effect on the Business in its current condition on the Closing Date.

3.8 Environmental Claims. Except as set forth in Schedule 3.8:

(a) The Sellers are not subject to any outstanding judgment, decree, or judicial order relating to compliance by Sellers with any Environmental Law or to investigation or cleanup of hazardous substances under any Environmental Law.

(b) There are no claims, actions, proceedings or investigations pending or, to the Knowledge of any Seller, threatened against the Sellers before any Governmental Authority under any Environmental Law, except those which could not reasonably be expected to have a Material Adverse Effect.

(c) To the Knowledge of each Seller, there have been no discharges, emissions or other releases of hazardous substances by the Sellers that are or were required to be investigated or reported under any Environmental Law, except those which could not reasonably be expected to have a Material Adverse Effect.

3.9 Disclosure. No representation or warranty or other statement made by the Sellers in this Agreement, the certificates to be delivered pursuant to this Agreement or otherwise in connection with the transactions contemplated hereby, and any and all reports made or issued, or that may be made or issued prior to the Closing Date by the Sellers contains or will contain any untrue statement or omits or will omit a material fact necessary to make any of them, in light of the circumstances in which it was made, not materially misleading.

4. REPRESENTATIONS AND WARRANTIES OF PURCHASER. Purchaser hereby represents and warrants to Seller as follows:

4.1 Organization and Good Standing. Purchaser is a duly organized, validly existing and in good standing under the Laws of the State of Texas.

4.2 Corporate Power and Authority. Purchaser has the corporate power and authority to execute, deliver and perform this Agreement.

4.3 Binding Effect. This Agreement has been duly authorized, executed and delivered by Purchaser and is the legal, valid and binding obligation of Purchaser, enforceable in accordance with its terms except as their enforceability may be limited by laws and/or equitable principles relating to or affecting creditors’ rights.

4.4 Authorization, Binding Effect. The execution, delivery and performance of this Agreement and the other agreements, documents and instruments required to be delivered by Purchaser in accordance with the provisions of this Agreement (collectively the “Purchaser Documents”) and the underlying transactions contemplated by this Agreement and the Purchaser Documents have been duly authorized by Purchaser. This Agreement and the Purchaser Documents have been duly executed and delivered by Purchaser. This Agreement is and the Purchaser Documents are the legal, valid and binding obligations of Purchaser enforceable in accordance with their terms subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

4.5 No Conflicts; Consents and Approvals. The execution and delivery of this Agreement and the Purchaser Documents, the consummation of the transactions herein and therein contemplated, and the performance of, fulfillment of and compliance with the terms and conditions hereof and thereof by Purchaser do not and will not conflict with or result in a breach of the articles of incorporation or bylaws of Purchaser. No authorization, approval, consent of, and no registration or filing with, any governmental or regulatory official body or authority is required in connection with Purchaser’s execution, delivery or performance of this Agreement or the Purchaser Documents other than with respect to the registration of Rolling Stock and transfers of Purchased Assets the title to which is evidenced by certificates of title or registration.

4.6 Brokers and Finders. Purchaser has not engaged any Person to act or render services as a broker, finder or similar capacity in connection with the transactions contemplated herein and no Person has, as a result of any agreement or action by Purchaser any right or valid claim against Seller, or any of its affiliates for any commission, fee or other compensation as a broker or finder, or in any similar capacity in connection with the transactions contemplated herein.

5.	CERTAIN POST-CLOSING COVENANTS.

5.1	Consents and Approvals.

(a) Each of the parties hereto shall, and shall cause each of its affiliates to, use its reasonable efforts in good faith to obtain at the earliest practicable date any approvals, authorizations and consents, including but not limited to the third party consents necessary to consummate the transactions contemplated by this Agreement and take such actions as the other parties may reasonably request to consummate the transactions contemplated by this Agreement. For a period of up to thirty (30) days immediately following the Closing Date, Seller shall use commercially reasonable efforts (which shall not require Seller to incur any expense) to cooperate with Purchaser in connection with Purchaser’s application for the transfer, renewal or issuance of any permits, licenses, plates, approvals or authorizations required to transfer the Purchased Assets from Seller to Purchaser.

(b) Nothing in this Section 5.1 shall require a party to expend any monies to obtain any approval or consent required hereunder, except for customary attorneys’ fees and filing fees incident to the transactions contemplated hereby or as otherwise specifically required under this Agreement.

5.2 Employees. A list of Seller’s employees with current salaries and location is included as Schedule 5.2

5.3 Collection of Seller Account Receivables.

(a) From and after the Closing Date, Purchaser shall provide Seller with commercially reasonable assistance with respect to Seller’s collection of its existing accounts receivables associated with the Business and which are not Purchased Assets. Within five (5) days of receipt, Purchaser shall remit to Seller all payments received by Purchaser from customers for revenue that accrued prior to the Closing Date (which, for the avoidance of doubt, shall exclude revenues relating to Post-Closing Business) without setoff, netting or recoupment.

(b) From and after the Closing Date, Seller shall provide Purchaser with commercially reasonable assistance with respect to Purchaser’s collection of accounts receivables associated with the Business. Within five (5) days of receipt, Seller shall remit to Purchaser all payments received by Seller from customers for revenue that accrued after the Closing Date (which, for the avoidance of doubt, shall include revenues relating to Post-Closing Business) without setoff, netting or recoupment.

(c) For not less than 180 days after the Closing Date, Purchaser and Seller shall keep accurate records of all payments received in connection with the Business and allow each other reasonable access to such records for the purpose of verifying the amount and application of such payments to the period before or after the Closing Date.

5.4 Employee Benefits. Purchaser is not assuming any liability under any Benefit Plan with respect to any employee, former employee, dependent, beneficiary, or independent contractor and regardless of whether such liability is incurred prior to or after the Closing Date. All employees of Sellers who accept employment with Purchaser on or after the Closing Date shall be new employees of Purchaser and any prior employment by Sellers of such employees shall not affect entitlement to, or the amount of, salary or other cash compensation, current or deferred, which Purchaser may make available to its employees.

5.5 Employees. For a period of thirty (30) days immediately following the Closing Date, Seller shall use commercially reasonable efforts to assist Purchaser in employing as new employees of Purchaser, those employees that Purchaser desires to hire, if any.

5.6 Maintenance of Books and Records. Sellers shall retain all material records relating to the Purchased Assets and/or the Business (the “Seller Records”) until the first (1st) anniversary of the Closing Date. Without the prior written consent of Seller, Purchaser and its officers, directors and representatives shall not disclose trade secrets or confidential business information of Sellers contained in the Sellers’ Records except (i) as such disclosure is required by law or (ii) where such information becomes generally known or available to the public and/or to Purchaser’s competitors through sources other than Purchaser, its affiliates or its officers, directors or representatives.

5.7 Further Assurances. From time to time after the Closing Date, Sellers shall upon reasonable request from Purchaser, execute, acknowledge and deliver to Purchaser such other instruments and take such other actions and execute and deliver such other documents, certifications and further assurances as Purchaser may reasonably require to vest more effectively in Purchaser, or to put Purchaser more fully in possession of, any of the Purchased Assets. Each of the parties hereto shall cooperate with the other and execute and deliver to the other parties hereto such other instruments and documents and take such other actions as may be reasonably requested from time to time by any other party hereto as necessary to carry out, evidence and confirm the intended purposes of this Agreement.

5.8 Non-Compete. Sellers including their corporate parent/affiliates GreenHunter Water, LLC and GreenHunter Resources, LLC for and in consideration of Purchaser Closing pursuant to this Agreement agree to not compete directly or indirectly with the oil field salt water disposal business of Purchaser for a period of not less than twenty-four (24) months in Frio County, Texas. GreenHunter Water, LLC and GreenHunter Resources, LLC join in execution of this Agreement specifically for the purpose of evidencing their Agreement to this non-compete agreement as well as the other indemnification provisions hereof.

6.	INDEMNIFICATION.

6.1 Indemnification of Purchaser. Subject to the limitations set forth in Sections 6.3 and 6.4, Each Seller and GreenHunter Resources, LLC and GreenHunter Water, LLC shall indemnify and hold Purchaser harmless from, against, for and in respect of (i) any and all damages, losses, settlement payments, obligations, liabilities, claims, actions or causes of action, royalty or royalty burden and encumbrances suffered, sustained, incurred or required to be paid by Purchaser, net of any resulting insurance proceeds to Purchaser and income tax benefits to Purchaser because of the breach of any written representation, warranty, agreement or covenant of each Seller contained in this Agreement; and (ii) all reasonable costs and expenses (including, without limitation, attorneys’ fees, interest and penalties) incurred by Purchaser in connection with any action, suit, proceeding, demand, assessment or judgment incident to any of the matters indemnified against in this Section 6.1.

6.2 Indemnification of Sellers. Subject to the limitations set forth in Sections 6.3 and 6.4, Purchaser shall indemnify and hold Sellers harmless from, against, for and in respect of any and all damages, losses, settlement payments, obligations, liabilities, claims, actions or causes of action and encumbrances suffered, sustained, incurred or required to be paid by Sellers, net of any resulting insurance proceeds to Sellers and income tax benefits to Sellers, together with all reasonable costs and expenses (including, without limitation, attorneys’ fees, interest and penalties) incurred by Sellers in connection with any action, suit, proceeding, demand, assessment or judgment incident thereto (A) because of the breach of any written representation, warranty, agreement or covenant of Purchaser contained in this Agreement or (B) in respect of any of the Assumed Liabilities, or in respect of any liability arising out of any transaction or event relating to the Purchased Assets occurring after the Closing Date.

6.3 Survival of Representations, Warranties and Covenants. All representations, warranties, covenants and agreements made by any party to this Agreement or pursuant hereto shall survive the execution hereof, notwithstanding any investigation conducted at any time with respect to such representations and warranties, for twenty four (24) months immediately following the Closing Date or until the resolution, pursuant to the dispute resolution provisions of Section 7.1, of any dispute for which written notice of such dispute was received by the Indemnifying Party (as defined below) prior to the expiration of such 24-month period. Immediately after such 24-month period all representations, warranties, covenants and agreements made by any Party to this Agreement or in Sellers’ Documents or Purchaser Documents shall expire and be of no further effect. Notice of any claim of a breach of a representation, warranty, covenant or agreement must be given prior to the expiration of such representation, warranty, covenant or agreement; and any claim not made within such period shall be of no force or effect.

6.4 General Rules Regarding Indemnification. The obligations and liabilities of each indemnifying party hereunder with respect to claims resulting from the assertion of liability by the other party shall be subject to the following terms and conditions:

(a) The indemnified party shall give prompt written notice (which in no event shall exceed 30 days from the date on which the indemnified party first became aware of such claim or assertion) to the indemnifying party of any claim which might give rise to a claim by the indemnified party against the indemnifying party based on the indemnity agreements contained in Sections 6.1 or 6.2 hereof, stating in reasonable detail the nature and basis of said claims and the amounts thereof, to the extent known;

(b) If any action, suit or proceeding is brought against the indemnified party with respect to which the indemnifying party may have liability under the indemnity agreements contained in Sections 6.1 or 6.2 hereof, the action, suit or proceeding shall, at the election of the indemnifying party, be defended (including all proceedings on appeal or for review which counsel for the indemnified party shall deem appropriate) by the indemnifying party. The indemnified party shall have the right to employ its own counsel in any such case, but the fees and expenses of such counsel shall be at the indemnified party’s own expense unless the employment of such counsel and the payment of such fees and expenses both shall have been specifically authorized in writing by the indemnifying party in connection with the defense of such action, suit or proceeding. Notwithstanding the foregoing, (A) if there are defenses available to the indemnified party which are inconsistent with those available to the indemnifying party to such extent as to create a conflict of interest between the indemnifying party and the indemnified party, the indemnified party shall have the right to direct the defense of such action, suit or proceeding insofar as it relates to such inconsistent defenses, and the indemnifying party shall be responsible for the reasonable fees and expenses of the indemnified party’s counsel insofar as they relate to such inconsistent defenses (but shall not otherwise be obligated to raise or pursue such inconsistent defenses), and (B) if such action, suit or proceeding involves or could have an effect on matters beyond the scope of the indemnity agreements contained in Sections 6.1 and 6.2 hereof, the indemnified party shall have the right to direct (at its own expense) the defense of such action, suit or proceeding insofar as it relates to such other matters (but shall not otherwise be obligated to raise or pursue such other matters). The indemnified party shall be kept fully informed of such action, suit or proceeding at all stages thereof whether or not it is represented by separate counsel.

(c) The indemnified party shall make available to the indemnifying party and its attorneys and accountants all books and records of the indemnified party relating to such proceedings or litigation and the parties hereto agree to render to each other such assistance as they may reasonably require of each other in order to ensure the proper and adequate defense of any such action, suit or proceeding.

(d) The indemnified party shall not make any settlement of any claims without the written consent of the indemnifying party. The indemnifying party shall not settle any claims without the written consent of the indemnified party if the settlement would impose any cost or admission of liability or any injunctive relief upon the indemnified party.

(e) In no event shall the indemnifying party be liable hereunder for consequential, exemplary, punitive or other speculative damages incurred by the indemnified party as a result of an indemnified claim, but shall be liable for such damages asserted by any third party against the indemnified party, subject to the limitations of this Article 6.

(f) The provisions of this Article 6, shall be the exclusive remedy of the Parties with respect to the occurrence of any event or condition referred to in this Article 6 and with respect to the breach of any representation, warranty, covenant or agreement of another Party hereto; provided, however, that the provisions of Section 1.6 (and not this Article 6) shall be the exclusive remedy of Purchaser with respect to missing or damaged Purchased Assets.

7.	DISPUTE RESOLUTION.

7.1 Arbitration. It is the intention of the parties that in the event any dispute arises under this Agreement, the parties shall first meet and confer with one another to attempt to negotiate a resolution of such dispute without recourse to arbitration and/or litigation. If, after commercially reasonable efforts to resolve any dispute arising under this Agreement, the parties are unable to agree, the dispute shall be submitted to arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association (“Rules”), and further subject to the following:

(a) There shall be one (1) independent arbitrator (“Arbitrator”) selected according to the Rules.

(b) The Arbitrator shall determine what discovery shall be permitted, consistent with the goal of limiting the cost and time which the parties must expend for discovery; provided the arbitrator shall permit such discovery as he or she deems necessary to permit an equitable resolution of the dispute.

(c) The determination of the Arbitrator shall be binding on the parties hereto, and shall not, absent bad faith on the part of the Arbitrator, be appealable or otherwise subject to challenge.

(d) Judgment on any award rendered by the Arbitrator may be entered in any court having jurisdiction thereof.

(e) The right to arbitration hereunder shall survive any termination of this Agreement.

(f) The Arbitrator shall select an exclusive location for arbitration of any such dispute, controversy, or claim and such selection shall be limited to Dallas County, Texas.

(g) The Arbitrator shall be directed that any arbitration under this Agreement shall be completed as soon as practicable after the filing of notice of a request for such arbitration, but in any event within ninety (90) days of the request for arbitration.

(h) All payments determined by the Arbitrator shall be paid in U.S. funds by the responsible party within five (5) business days following determination thereof. A disputed performance or suspended performance pending the resolution of the arbitration shall be completed within a reasonable time period following the final decision of the arbitrator.

(i) The arbitration proceedings and the decision shall not be made public without the joint consent of the parties and each party shall maintain the confidentiality of such proceedings and decision unless otherwise permitted by the other party.

(j) The fees and expenses payable to the Arbitrator in connection with such determination will be borne 50% by Seller and 50% by Purchaser pending the final decision of the Arbitrator. The final decision of the Arbitrator may, however, award costs of the Arbitrator and the arbitration costs of the parties to the arbitration in the manner provided in such final arbitration decision.

8.	MISCELLANEOUS.

8.1	Certain Definitions and Interpretive Provisions.

(a) For the purposes of this Agreement, the following terms shall have the meanings specified in this Section 1.1:

(i) “Permitted Liens” means:

(A) all rights reserved to or vested in any governmental authority to control or regulate the Purchased Assets and Business and all obligations and duties under all laws or under any permit issued by any governmental authority;

(B) statutory liens for current Taxes not yet due and payable or the amount or validity of which is being contested in good faith;

(C) statutory and contractual liens in favor of mechanics, materialmen, warehousemen, and landlords for amounts not yet due and payable or the amount or validity of which is being contested in good faith; and

(D) liens arising under the terms of the Assumed Contracts or as a matter of law securing Assumed Liabilities.

(ii) “Business Days” means any day other than (a) a Saturday, (b) a Sunday or (c) a day on which commercial banks are authorized or required to close in Corpus Christi, Texas.

(b) Unless indicated otherwise, all days referred to in this Agreement are calendar days. Whenever any obligation hereunder is required to be performed on a day which is not a “business day,” the time required for such performance shall be extended to the next succeeding calendar day which is a business day.

(c) The words “hereof,” “herein,” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement.

(d) The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term.

(e) Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

(f) Any reference in this Agreement to “$” shall mean United States dollars.

(g) Any agreement, instrument, statute or regulation defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument, statute or regulation as from time-to-time amended, modified or supplemented including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes or regulations) by succession of comparable successor statutes or regulations and references to all attachments thereto and instruments incorporated therein.

(h) All Article and Section references herein are to Articles and Sections of this Agreement, unless otherwise specified.

(i) All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement.

(j) “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.

(k) References to any Party include the successors and permitted assigns of that Party.

(l) “Shall” and “will” have equal force and effect.

(m) THE PARTIES AGREE THAT THE BOLD AND/OR CAPITALIZED LETTERS IN THIS AGREEMENT CONSTITUTE CONSPICUOUS LEGENDS.

(n) Time is of the essence in the performance of this Agreement.

8.2 Expenses. The Purchaser and each Seller shall pay its own expenses incurred in connection with this Agreement and the transactions contemplated hereby. Purchaser shall be responsible for transfer taxes, title registration fees and similar charges incurred in connection with the sale of the Purchased Assets, if any.

8.3 Entire Agreement. This Agreement, the Sellers’ Documents, the Purchaser Documents and the Exhibits and Schedules hereto contain the complete agreement among the Parties with respect to the transactions contemplated hereby and supersede all prior agreements and understandings, oral or written, among the parties with respect to such transactions. Section and other headings are for reference purposes only and shall not affect the interpretation or construction of this Agreement. The Parties hereto make no representations or warranties except as expressly set forth in this Agreement or in any duly executed certificate or schedule delivered pursuant hereto.

8.4 Public Announcements. No party to this Agreement shall issue any press release relating to, or otherwise publicly disclose the transactions contemplated by this Agreement without the prior approval of the other party, which approval may not be unreasonably withheld or delayed. Notwithstanding the foregoing, any party may make such disclosure as may be required by law, provided the disclosing party provides to the other party reasonable advance written notice of such required disclosure describing the substance of the proposed disclosure (such as the content of a proposed press release).

8.5 Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and such counterparts together shall constitute only one original.

8.6 Notices. All notices, demands, requests or other communications that may be or are required to be given, served or sent by any party to any other party pursuant to this Agreement shall be in writing and shall be transmitted by a reputable overnight courier service or by hand delivery or facsimile transmission, addressed as follows:

If to Sellers:

c/o GreenHunter Water, LLC

1048 Texan Trail

Grapevine, Texas 76051

Attn:           Morgan F. Johnston, Senior Vice President

                   General Counsel and Secretary

Facsimile:   972-410-1066

Email: mjohnston@greenhunterresources.com

If to Purchaser:

Sable Environmental SWD 7, LLC.

711 N. Carancahua, Suite 1130

Corpus Christi, Texas 78401

Phone: (361) 806-2121

E-mail: will@sableco.com

With a copy to:

Robert C. Pate

Frost Bank Plaza

802 Carancahua, Suite 1350

Corpus Christi, Texas 78401-0022

Phone: (361) 888-8413

Fax: (361) 887-6207

Email: judgepate@robertcpatelaw.com

Each party may designate by notice in writing a new address to which any notice, demand, request or communication may thereafter be so given, served, or sent. Each notice, demand, request or communication that is mailed, delivered, or transmitted in the manner described above shall be deemed sufficiently given, served, sent and received for all purposes at such time as it is delivered to the addressee (with the return receipt, the delivery receipt, fax confirmation sheet or the affidavit of courier or messenger being deemed conclusive evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation.

8.7 Assignment; Successors and Assigns. This Agreement may be assigned by either of the parties hereto by providing the other party with prior written notice of such assignment. This Agreement and the rights, interests and obligations hereunder shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

8.8 Governing Law. This Agreement shall be governed by and interpreted and enforced in accordance with the Laws of the State of Texas disregarding any conflicts of law principles to the contrary. This contract is fully performable within Dallas County, Texas.

8.9 Waiver and Other Action. This Agreement may be amended, modified, or supplemented only by a written instrument executed by the parties against which enforcement of the amendment, modification or supplement is sought.

8.10 Severability. If any provision of this Agreement is held to be illegal, invalid, or unenforceable, such provision shall be fully severable, and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision were never a part hereof; the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance; and in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as part of this Agreement, a provision as similar in its terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable so as to give effect to the intention of the parties.

8.11 Third-Party Beneficiaries. This Agreement and the rights, obligations, duties and benefits hereunder are intended for the parties hereto, and no other person or entity shall have any rights, obligations, duties and benefits pursuant hereto.

8.12 Mutual Contribution. The parties to this Agreement and their counsel have mutually contributed to its drafting. Consequently, no provision of this Agreement shall be construed against any party on the ground that such party drafted the provision or caused it to be drafted or the provision contains a covenant of such party.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement.

SELLERS:

DILLEY HUNTER, LLC

By:	/s/ Kirk Trosclair
Name: Kirk Trosclair
Its: Executive Vice President

GREENHUNTER WATER, LLC

By:	/s/ Kirk Trosclair
Name: Kirk Trosclair
Its: Executive Vice President

PURCHASER:

SABLE ENVIRONMENTAL SWD 7, LLC
A Texas limited liability Company

By:	/s/ William C. Cocke, Jr.
Name: William C. Cocke, Jr.
Its: Member

LIST OF SCHEDULES

SCHEDULE 1.2

Assumed Liabilities-NONE

SCHEDULE 1.7

Allocation of Purchase Price

SCHEDULE 3.8

Environmental Claims-NONE

SCHEDULE 5.1

Employee Lists_No Employees are to be hired by Purchaser

LIST OF EXHIBITS

EXHIBIT 1.1(a)(iv)	–	Dilley SWD Permit

EXHIBIT 1.1(a)(v)	–	Dilley SWD real property Special Warranty Deed

EXHIBIT 1.1(a)(vi)	–	Dilley SWD Asset List

ASSET PURCHASE AGREEMENT AMENDMENT

Date: March 11, 2014

Seller: DILLEY HUNTER, LLC and GREENHUNTER WATER, LLC

Purchaser: SABLE ENVIRONMENTAL SWD 7, LLC

In consideration of Purchaser’s deposit of $500,000 pursuant to Paragraph 1.4 of the Asset Purchase Agreement, the Parties agree that said deposit shall be applied to the purchase price only in the event Seller complies with all the terms and conditions of the Asset Purchase Agreement.

In the event the agreement fails to close for any reason beyond the control of the Buyer, or due to no fault on the part of the Buyer, the Buyer shall be entitled to a refund of the entire $500,000.00 deposit. In the event the agreement fails to close, said refund shall be payable on or before ten (10) days after the closing date of April 30, 2014.

Refund of the deposit of $500,000.00 shall not relieve Seller from its contractual obligations under the Asset Purchase Agreement and all other terms and conditions of the Asset Purchase Agreement of March 11, 2014 shall continue in full force and effect.

Effective this 13th day of March, 2014.

DILLEY HUNTER, LLC		GREENHUNTER WATER, LLC

/s/ Kirk J. Trosclair		/s/ Kirk J. Trosclair
Its:	DILLEY HUNTER, LLC	GREENHUNTER WATER, LLC

SABLE ENVIRONMENTAL SWD 7, LLC

/s/ Damon Perrin
Its:	CFO

SECOND AMENDMENT TO

ASSET PURCHASE AGREEMENT

GreenHunter Water, LLC and Dilley Hunter, LLC as Sellers and Sable Environmental SWD 7, LLC as Purchaser executed that one (1) certain Asset Purchase Agreement dated March 11, 2014 to which reference is made for all purposes (herein, the “APA”); and, on March 13, 2014 these same parties executed that one (1) certain Asset Purchase Agreement Amendment dated March 13, 2014 and, pursuant thereto, Purchaser deposited with Sellers the sum of $500,000.00, the receipt of which is hereby acknowledged.

NOW, THEREFORE, for and in consideration of Ten Dollars ($10.00) and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

1. A new Paragraph 1.1 (a)((vii) is amended to add a new Section 1.1 (a)(vii) as follows:

“The two “man camp” trailers owned by Sellers related to the Dilley SWD operations.”

2. Paragraph 1.4 of the Asset Purchase Agreement shall be amended to read and is restated as follows:

“1.4 Purchase Price. The aggregate purchase price to be paid by Purchaser to Seller for the Purchased Assets (less any amount withheld pursuant to the Affidavit of Debts and Liens to be executed by Seller and to be paid directly to the listed vendors) (“Purchase Price”) shall be Four Million Seven Hundred Thousand Dollars ($4,700,000).

Purchaser has on March 13, 2014 made a $500,000 deposit to the Seller to be applied by the Seller to the Purchase Price at Closing. The balance of the Purchase Price shall be paid in cash by Purchaser to Seller on the Closing Date. Both the deposit and the final cash closing payment shall be paid by Purchaser to Sellers by wire transfer or delivery of a cashier’s check at Closing representing immediately available funds in the amount of the Purchase Price less the $500,000 previously paid for a net sum of $4,200,000. If funds are to be wired to the following bank account of the Sellers:

Wire to:	Amegy Bank PO Box 27459 Houston, TX 77227

Account Name:	GreenHunter Water, LLC

ABA/Routing #:	113011258

Account #:	53746356”

3. Paragraph 1.5 is amended as follows:

“1.5 Closing. Closing shall be on or before May 2, 2014 in Sellers Dallas, Texas offices or such other date as the parties mutually agree. Closing shall be at a time mutually agreeable to the parties.”

4. Paragraph 2.1 is amended to add two new subparagraphs 2.1 (i) and (j) as follows:

“2.1 (i): A cashier’s check made payable to Four Fountains, LLC in the amount of $225,000, or confirmation of a wire transfer in the amount of $225,000 to a banking account identified by Four Fountains, LLC.

2.1 (j) Title transfers for two “man camp” trailers located owned by the Sellers to be conveyed to Purchaser.”

5. Paragraph 2.2 shall be amended to add a new subparagraph 2.2 (c) as follows:

“2.2 (c): An executed Royalty Assignment in the form attached to this Amendment as Exhibit “A” which is incorporated herein by reference as if stated verbatim.

The parties further agree that should the transaction contemplated by the Asset Purchase Agreement fail to close for any reason beyond the control of Buyer or due to no fault on the part of Buyer, the Buyer shall be entitled to a refund of the entire $500,000 deposit previously paid. In the event the Agreement fails to close said refund shall be payable on or before ten (10) days after the anticipated Closing Date of April 30, 2014 or any extension thereof agreed to in writing between the parties. In such case the refund of the deposit of $500,000 shall not relieve Seller from its contractual obligations under the Asset Purchase Agreement and all other terms and conditions of the Asset Purchase Agreement as of March 11, 2014 shall continue in full force and effect.

As amended the parties hereby ratify and confirm all terms of the Asset Purchase Agreement and the terms and conditions of the Asset Purchase Agreement Amendment dated March 13, 2014, as amended hereby.

Effective this 26th day of March, 2014.

DILLEY HUNTER, LLC

By:	/s/ Kirk J. Trosclair
KIRK J. TROSCLAIR Chief Operating Officer

GREENHUNTER WATER, LLC

By:	/s/ Kirk J. Trosclair
KIRK J. TROSCLAIR Chief Operating Officer

SABLE ENVIRONMENTAL SWD 7, LLC SABLE ENVIRONMENTAL, LLC, MEMBER

By:	/s/ William C. Cocke, Jr.
WILLIAM C. COCKE, JR. Member